PROCOPIO
12544 High Bluff Drive
Suite 400
San Diego, CA 92130
T. 858.720.6300
F. 619.235.0398

DEL MAR HEIGHTS
LAS VEGAS
PHOENIX
SAN DIEGO
SILICON VALLEY

EXHIBIT 5.1

March 25, 2022

CV Sciences, Inc.
10070 Barnes Canyon Road
San Diego, CA 92121

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to CV Sciences, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of Senior Convertible Notes due 2022 of the Company, in the aggregate original principal amount of $1,060,000 (collectively, the “Notes”), which Notes shall be convertible into shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”, and the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), under an indenture, dated November 17, 2021 (the “Base Indenture”), and second supplemental indenture, dated March 25, 2022 (together with the Base Indenture, the “Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). The Notes are being sold pursuant to the terms of a Securities Purchase Agreement, dated November 14, 2021 (the “Purchase Agreement”), between the Company and each investor (each, a “Buyer” and collectively, the “Buyers”) in connection with this offering (the “Offering”), as described in a currently effective shelf registration statement on Form S-3 (Registration Number 333-237772) (the “Registration Statement”), which was declared effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”), by the Securities Exchange Commission (the “Commission”) on April 30, 2020, and a prospectus supplement, dated March 25, 2022 (the “Prospectus Supplement”), to the prospectus which forms a part of the Registration Statement, relating to the Offering, which has sufficient availability for the issuance of the Notes and Conversion Shares (collectively referred to herein as the “Securities”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended, (b) Bylaws of the Company, as amended, (c) the Registration Statement and all exhibits thereto, (d) the Prospectus Supplement, and (e) the Purchase Agreement and all exhibits thereto. In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and their representatives, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

We are members of the Bar of the State of California. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of California and the Delaware General Corporation Law (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of California and the DGCL. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

In rendering our opinion in paragraph 1 below, we have relied solely on the opinion of Kelley Drye & Warren LLP (a copy of which is attached hereto as Attachment A) on all matters governed by the laws of the State of Illinois.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Notes have been duly authorized by the Company. The Notes, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus Supplement, the Purchase Agreement and the Indenture and the transaction agreements relating thereto, will be validly existing and legally binding obligations of the Company.

2. The Conversion Shares have been duly authorized by the Company. The Conversion Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus Supplement, the Purchase Agreement and the Indenture and the transaction agreements relating thereto, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter is furnished in connection with the filing of the Registration Statement and the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statement, and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

Procopio, Cory, Hargreaves & Savitch LLP

Attachment A

Kelley Drye & Warren LLP
333 West Wacker Drive
Suite 2600
Chicago, IL 60606
Tel: (312) 857-7070
Fax: (312) 857-7095

November 15, 2021

Procopio
12544 High Bluff Drive,
Suite 400
San Diego, CA 92130

Ladies and Gentlemen:

We understand that you are acting as special counsel to CV Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Prospectus Supplement (the “Prospectus Supplement”) to that certain Registration Statement on Form S-3 (File No. 333-237772) (the “Registration Statement”) previously filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of the sale of $1,060,000.00 in original principal amount of a senior convertible promissory note of the Company (the “Note”) and the shares of common stock, $0.0001 par value, of the Company underlying the Note (the “Common Stock”, and together with the Note, the “Securities”) under an indenture, dated November 15, 2021 (the “Base Indenture”), and the first supplemental indenture, dated November 15, 2021 (the “Supplemental Indenture”, together with the Base Indenture, the “Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as trustee. The Note is being sold pursuant to the terms of (x) the Registration Statement (as supplemented by the Prospectus Supplement), (y) the Indenture and (z) a Securities Purchase Agreement, dated November 14, 2021 (the “SPA”), between the Company and the buyer signatory thereto in connection with this offering (the “Offering”). As such counsel, you have requested our opinion solely with respect to the enforceability of the SPA, the Indenture and the Note pursuant to the laws of the State of Illinois.

In so acting, we have examined the following documents (the “Opinion Documents”):

(i)    the SPA;

(ii)    the Indenture; and

(iii)    the Note.

This opinion is limited to the Applicable Laws (as defined below) of the Business Corporation Act of the State of Illinois (the “BCA”) as in effect as of the date hereof and is expressly subject to the assumptions, exceptions, exclusions, qualifications and limitations elsewhere herein contained or referred to, including without limitation, as set forth on Attachment I attached hereto and incorporated by reference herein. We have not considered, and express no opinion on, the laws of any other jurisdiction.

The term “Applicable Laws” means those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws. Applicable Laws do not include (i) the statutes and ordinances, the administrative decisions, any judicial decisions and the rules and regulations, in each case, of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (ii) state “Blue Sky” laws and regulations, and laws and regulations relating solely to commodity (and other) futures and indices and other similar instruments; (iii) the law of any jurisdiction related to or which governs tax or securities treatment of the transactions contemplated in the Opinion Documents; or (iv) state or federal banking or thrift or savings and loan statutes or regulations.

Based on the foregoing and solely in reliance thereon, and subject to the qualifications, assumptions, and limitation set forth herein, including without limitation Attachment I attached hereto, it is our opinion that each of the Opinion Documents are enforceable against the Company in accordance with their terms.

This opinion is furnished solely to you in connection with the filing of the Prospectus Supplement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose except that purchasers of the securities offered pursuant to the Prospectus Supplement may rely on this opinion to the same extent as if it were addressed to them.

This letter and the opinions expressed herein are expressly subject to all Attachments and Exhibits hereto, including, without limitation, Attachment I attached hereto, as to each of which reference is hereby made and each of which is made a part hereof.

Very truly yours,

/s/ Kelley Drye & Warren LLP
Kelley Drye & Warren LLP

ATTACHMENT I

This attachment limits and modifies that certain opinion dated November 15, 2021, to which this attachment is attached and of which it is a part.

This opinion speaks only as of the date hereof and is based only on our review of the documents set forth herein. We undertake no duty to update or supplement this opinion for the benefit of any person with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

For purposes of this opinion, we have not reviewed any documents other than Opinion Documents, and we express no opinion with respect to any other documents. In particular, we have not reviewed any document (other than the Opinion Documents) that is referred to or incorporated in or by reference into any document reviewed by us. We have conducted no independent factual investigation of our own, but rather have relied solely upon the Opinion Documents, including, without limitation, the statements and information referred to therein. In addition, as to factual matters we have relied upon the truth and accuracy of the representations and warranties contained in the Opinion Documents, all of which we have assumed to be true, complete and accurate in all material respects.

Without limiting the foregoing, we have not, unless and except as specifically noted herein, made any independent review or investigation of agreements, instruments, orders, judgments, writs, injunctions or decrees by which the Company or any of its assets are or may be bound, nor, unless and except as specifically noted herein, have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

In addition, with respect to all documents examined by us, we have assumed:

(a)    the legal capacity of each natural person;

(b)    the legal existence of all parties to the transactions referred to in the Opinion Documents;

(c)    the power and authority of each person (or person(s) acting on behalf of such person) to execute, deliver and perform each document executed and delivered and to do each other act done or to be done by such person;

(d)    the authorization, execution and delivery by each person (or person(s) acting on behalf of such person) in each document executed and delivered or to be executed and delivered by such person;

(e)    the legality, validity, binding effect and enforceability as to each person other than the Company or person(s) acting on behalf of the Company of each document executed and delivered or to be executed or delivered and of each other act done or to be done by such person;

(f)    the transactions referred to in the Opinion Documents have been consummated;

(g)    the payment of all the required documentary stamps taxes and fees imposed upon the execution, filing or recording of the Opinion Documents;

(h)    that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of the opinions set forth in this opinion letter and no undisclosed prior waiver of any right or remedy contained in the Opinion Documents;

(i)    the genuineness of each signature, the completeness of each document, the authenticity of each document reviewed by us as an original, the conformity to the original and authenticity of each document, record and certificate submitted to us as photocopies, certified, facsimile, electronic or conformed copies;

(j)    the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document encompassed within any due diligence review undertaken by us;

(k)    the accuracy on the date of this letter as well as on the date stated in all governmental certifications of each statement as to each factual matter contained in such governmental certifications;

(l)    that the addressee and the Company has acted in good faith, without notice of adverse claims, and the Company has complied with all laws applicable to it that affect the transactions referred to in the Opinion Documents;

(m)    that the transactions referred to in the Opinion Documents comply with all tests of good faith, fairness and conscionability required by law;

(n)    that routine procedural matters such as service of process or qualification to do business in the relevant jurisdictions will be satisfied by the parties seeking to enforce the Opinion Documents;

(o)    that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g., LEXIS or WESTLAW) in each case in a manner generally available (i.e., in terms of access and distribution following publication) to lawyers practicing in our judicial circuit;

(p)    that the Opinion Documents will be enforced as written and such Opinion Documents in the forms submitted to us for our review, have not been and will not be, on or before the date of this opinion, altered or amended in any respect material to our opinions as expressed herein;

(q)    that no action, discretionary or otherwise, will be taken by or on behalf of the Company in the future that might result in a violation of law;

(r)    that there are no other agreements or understandings among the parties that would modify the terms of the Opinion Documents or the respective rights or obligations of the parties to the Opinion Documents;

(s)    that with respect to the Opinion Documents and to the transactions referred to therein, there has been no mutual mistake of fact and there exists no fraud or duress; and

(t)    the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

We have also assumed with your consent the following:

(a)    the due execution and delivery, pursuant to due authorization, of the documents that we have examined by each party thereto;

(b)    that each party to the documents we have examined is duly organized or duly formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the full power, authority and legal right to enter into, execute, deliver and perform its obligations under each of such documents;

(c)    that the execution and delivery of each of the documents that we have examined by each of the respective parties thereto does not, and the performance of such parties’ obligations thereunder does not and will not, violate or conflict with any provision of any judgment, order, writ, injunction or decree of any court or governmental authority, or violate or result in a breach of or constitute a default under or require any consent (other than such consents as have been duly obtained) under any provisions of any other agreement, contract, instrument or obligation to which any such party or any of such party’s property is bound, and such documents are not invalid or unenforceable under, the laws of the jurisdiction of organization of such other party;

(d)    that all necessary authorizations, approvals, licenses, exemptions, consents, registrations, declarations and filings, governmental or otherwise of each party have been made and are in full force and effect;

(e)    that (i) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Opinion Documents; (ii) each purchaser and any agent acting for it in connection with the Opinion Documents acted in good faith and without actual notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred as part of, the Opinion Documents; and (iii) there are no agreements or understandings among the parties to the Opinion Documents, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Opinion Documents, and the terms and conditions of the Opinion Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions thereof except pursuant to those waivers, copies of which have been received by us; and

(f)    at or prior to the time of the delivery of any Note, (i) the Company shall not have been dissolved; (ii) the Board of Directors of the Company shall have duly established the terms of such Note, the Indenture and the Supplemental Indenture; (iii) the due authorization of the issuance and sale thereof shall not have been modified or rescinded; (iv) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended, terminated or rescinded; (v) there shall not have occurred any change in law affecting the validity or enforceability of any Opinion Document; (vi) none of the terms of any Opinion Document to be established subsequent to the date hereof nor the issuance and delivery thereof or the compliance by the Company with the terms thereof will violate any law, rule or regulation or will result in a violation of any provision of any contract, agreement or instrument then binding upon the Company or any restriction imposed by any court or any governmental or regulatory authority, agency or body having jurisdiction over the Company; and (vii) all securities into which a Note may be convertible or exercisable have been duly and validly reserved by the Company.

In addition, the foregoing opinions are subject to the following exceptions, qualifications and limitations:

(A)    We express no opinion with respect to any of the following: (i) ERISA or any other pension or employee benefit laws; (ii) federal and state antitrust and unfair competition laws; (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Exon-Florio Act; (iv) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (v) federal and state environmental laws; (vi) federal and state land use and subdivision laws; (vii) federal and state tax laws; (viii) federal and state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (ix) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws; (x) federal and state anti-money laundering, antifraud, racketeering laws, (e.g., RICO); (xi) federal and state health care laws or federal and state safety laws, (e.g., OSHA); (xii) federal and state laws concerning aviation, vessels, railway or other transportation equipment or matters; (xiii) federal and state laws concerning public utilities; (xiv) federal and state labor laws; (xv) federal and state banking and insurance laws; (xvi) export, import and customs laws; and (xvii) the effect of laws requiring mitigation of damages.

(B)    We express no opinion with respect to: (i) any document or agreement other than the Opinion Documents, regardless of whether such document or agreement is referred to or incorporated by reference therein; or (ii) the effect which the introduction of extrinsic evidence as to the meaning of the Opinion Documents may have on the validity or enforceability thereof.

(C)    In addition to the assumptions and qualifications set forth therein, (i) to the extent our opinions relate to the requirement for registration, declaration or filing with, consent, approval or authorization of, notice to, or other action by, any governmental body or agency, such opinions speak only as to governmental bodies or agencies of the State of Illinois or the United States of America, or any of their respective agencies, and (ii) to the extent such opinions relate to the transactions herein addressed not being in violation of any statute, law, rule or regulation, such opinions relate only to laws and requirements of law that are of general application and that, in our experience, are likely to have application to transactions of the nature herein referenced (and not to laws that might be implicated by reason of the specific business or activities any of the Company or any other party to any of the Opinion Documents), and in any event, are limited to the laws contemplated at the outset of this opinion.

(D)    We express no opinion as to: (i) the legality, validity, binding nature or enforceability of provisions in the Opinion Documents releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness, lack of good faith or fair dealing, willful misconduct or unlawful conduct, or for liability under federal or state securities or blue sky laws; (ii) the legality, validity, binding nature or enforceability of any purported waiver by any person of any right granted pursuant to any federal or state constitution, treaty, convention or statute, which may not legally be waived, or of its right to trial by jury; (iii) the existence of or the right, title or interest of the Company in, to or under any property; (iv) the legality, validity, binding nature or enforceability of any interest in or claimed under any policy of insurance; (v) the effectiveness of any power of attorney purported to be given under the Opinion Documents to the extent it appoints one party as attorney-in-fact for an adverse party or is intended to be binding on transferees; (vi) the legality, validity, binding nature or enforceability of any provision of the Opinion Documents to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of any particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (vii) the legality, validity, binding nature or enforceability of any provision in the Opinion Documents for the choice of a forum or waiving a claim based on the inconvenience of a forum; (viii) any provision of the Opinion Documents relating to submission to jurisdiction, insofar as it purports to confer subject matter jurisdiction on a United States federal court to adjudicate any controversy relating to the Opinion Documents in any circumstance in which such court would not have subject matter jurisdiction; (ix) provisions of a document reviewed by us to the extent that such provisions purport to bind a person or entity that is not a party to such document; and (x) transfer restrictions in a document reviewed by us to the extent that a transfer occurs by operation of law.

(E)    Our opinion as to the enforceability of the Opinion Documents is subject to: (i) applicable bankruptcy, insolvency, liquidation, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium and similar laws which relate to or affect creditors’ rights and remedies generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), including (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (y) concepts of conscionability, materiality, reasonableness, good faith and fair dealing.

(F)    Our opinion as to the enforceability of the Opinion Documents is also subject to the qualification that certain provisions contained therein may not be enforceable, but, in our opinion (which is based upon the assumptions and subject to the qualifications set forth herein), such unenforceability will not render the Opinion Documents invalid as a whole or substantially interfere with the ultimate practical realization of the principal benefits intended to be provided thereby.

(G)    We express no opinion as to the enforceability of any provision of the Opinion Documents related to choice of law under the laws of any jurisdiction other than the State of Illinois. In connection with the above, we also wish to point out that: (i) the legality, validity, binding nature and enforceability of provisions in the Opinion Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances; and (ii) if a court before which an action arising out of the Opinion Documents is brought were to find in the interest of justice that the action should be heard in another forum, the court may, in its discretion, stay or dismiss the action in whole or in part on any conditions that the court deems appropriate. While the choice of law provision of the Opinion Documents is permissible under the laws of the State of Illinois, the enforceability of such provision is subject to the qualifications that such enforceability may be limited by public policy considerations of Illinois. We express no opinion as to the constitutionality of any applicable law of the State of Illinois.

(H)    We express no opinion with respect to any usury or similar laws that may be applicable to the Note or the transactions contemplated by the Opinion Documents.

(I)    We express no opinion as to the creation, perfection or priority of any security interest created under the Opinion Documents, if any.